BIG CLIX, CORP.
12D School Street
Fairfax, CA 94930

April 16, 2013

Ira J. Rothblut
IJR Consulting Corp.
6901 Jericho Turnpike
Suite 210
Syosset, NY 11791

Re: Letter of Intent Regarding Proposed Acquisition of One Hundred Percent (100%) of the issued and outstanding common stock of IJR Consulting, Corp.

Gentlemen:

This letter is intended to summarize the principal terms of a proposal being considered by and among Big Clix, Corp., a Florida corporation whose shares are publicly traded on the Over-The-Counter Bulletin Board under the symbol BCLX ("BCLX") and Ira J. Rothblut ("Rothblut") regarding the proposed acquisition (the "Possible Acquisition") by BCLX of One Hundred Percent (100%) of the issued and outstanding voting and non-voting shares of common stock of IJR Consulting, Inc., a New York corporation ("IJR").

<u>PART ONE</u>

The Parties wish to negotiate a definitive written acquisition agreement providing the terms of the possible Acquisition (a "Definitive Agreement") as well as related documents to that transaction. To facilitate the negotiation of a Definitive Agreement, the Parties request that BCLX's counsel prepare an initial draft thereof.

BASIC TRANSACTION

BCLX proposes to acquire One Hundred Percent (100%) of the outstanding voting and non-voting common stock of IJR in exchange for twenty five percent (25%) of the total number of issued and outstanding shares of common stock of BCLX (the "Acquisition Shares") and payment of Two Million Dollars ($2,000,000) (the "Acquisition Amount"). The Acquisition Shares shall be deposited in an escrow account and released to IJR upon the Closing Event and the satisfaction of certain post closing requirements as defined in the Definitive Agreements.

The Acquisition Amount shall be paid to IJR on or before the expiration of the eighteenth (18th) month following the execution by both parties of Definitive Agreements ("Closing Event"). Upon the Closing Event, IJR shall operate as a wholly owned subsidiary of BCLX. The parties shall

negotiate and execute an employment agreement contemporaneous with the execution of the definitive agreements providing Rothblut with a salary of two hundred and fifty thousand dollars ($250,000) per annum and management authority of IJR's daily business activities.

The parties shall agree upon the treatment of any cash then maintained by IJR in its bank accounts and other liquids assets and outstanding accounts receivable, accounts payable and retained earnings.

Upon execution of Definitive Agreements, IJR shall hold all profits in escrow until the expiration of Closing Event. Only upon the complete payment to IJR of the Acquisition Amount shall profits of IJR be considered property by BCLX. If the Acquisition Amount is paid to IJR, the profits escrowed during the period from execution of Definitive Agreements until the Closing Event shall be distributed to BCLX and BCLX shall then control the distribution of future profits.

Rothblut shall enter into a 60 month full time employment agreement with IJR which agreement shall contain the following provisions: (i) reimbursement for pre approved out of pocket expenses incurred in the furtherance of Rothblut's employment; and (vi) a non-competition provision to be agreed upon by both parties prior to closing. The employment agreement shall include a renewal option of two (2) years in duration. Any renewal must be mutually agreed upon in writing between the parties prior to the expiration of the then current employment period.

Rothblut shall make comprehensive representations and warranties to BCLX regarding IJR's patents and/or copyrights, contracts, liabilities, obligations, commitments and previous financing and business activities and will provide comprehensive covenants, indemnities and other protections for the benefit of BCLX and its officers, members, employees, agents and affiliates regarding same.

Notwithstanding anything herein to the contrary, the consummation of the Possible Acquisition by BCLX will be strictly subject to the satisfaction of various conditions, including, but not limited to BCLX's satisfaction with the results of its legal, operational, and financial due diligence review of IJR and Rothblut. Prior to the execution by both parties of Definitive Agreements, either party shall have the right to terminate negotiations for any reason or no reason.

PART TWO

The following paragraphs of this letter (the "Binding Provisions"), are legally binding and enforceable agreements of BCLX, IJR and Rothblut, subject to the negotiation and finalization of the Definitive Agreements.

1. ACCESS

During the period from the date this letter is signed by the parties hereto (the "Signing Date") until the date on which either party provides the other with written notice that negotiations toward a Definitive Agreement are terminated (the "Termination Date"), IJR and Rothblut will afford BCLX and its agents full and free access to IJR, its personnel, properties, contracts, books and records, and

all other documents and data.

2. EXCLUSIVE DEALING AND CONFIDENTIALITY

Until the later of (i) 90 days after the Signing Date; or (ii) the Termination Date;

(a) IJR and Rothblut each agree not to, and hereby affirm that they will not, directly or indirectly, (i) take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person or entity other than BCLX relating to any investment in IJR, or the acquisition, sale, lease, license or other disposition of IJR or its assets, or the acquisition or transfer of any ownership interest in IJR; or (ii) enter into any discussions, negotiations or execute any agreement related to any of the foregoing, and (iii) shall promptly notify BCLX in writing of any inquiries by any third parties in regarding the foregoing.

(b) BCLX hereby agrees that is shall not, directly or indirectly, through any representative or otherwise, provide to any third party any Confidential Information (as defined below) regarding IJR, its financial conditions, results of operations, business plans, projections, process or other proprietary information; and

(c) In the event that BCLX notifies IJR or Rothblut in writing that negotiations toward a definitive agreement are terminated, then BCLX, IJR and/or Rothblut shall have no further obligations under this section.

3. CONDUCT OF BUSINESS

During the period from the Signing Date until the Termination Date, Rothblut shall operate IJR in the ordinary course and shall refrain from any extraordinary transactions.

4. CONFIDENTIALITY

Except as required by law, BCLX will not disclose, and will direct its representatives not to disclose to the detriment of IJR or Rothblut any Confidential Information (as defined below) with respect to IJR, its financial conditions, results of operations, business plans, projections, processes or other proprietary information furnished, or to be furnished, by IJR to BCLX or its representatives at any time or in any manner other than in connection with its evaluation of the transaction proposed in this letter.

For purposes of this Paragraph, "Confidential Information" means any information stamped "confidential" or identified in writing as such to BCLX by Rothblut simultaneously with, or promptly following its disclosure, unless (i) such information is already known to Revelation or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of BCLX or its representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Possible Acquisition, or (c) the furnishing or use of such information is

required by or necessary or appropriate in connection with legal proceedings. Upon the written request of IJR, BCLX will promptly return to them or destroy any Confidential Information in its possession and certify in writing to them that it has done so.

5. COSTS

Each party to this Letter of Intent shall bear its respective costs and expenses of completing the transaction contemplated hereby (including any attorneys fees).

6. ENTIRE AGREEMENT

The foregoing provisions constitute the entire agreement between the parties, and supersedes all prior oral or written agreements, understandings, representations and warranties and courses of conduct and dealing between the parties on the subject matter hereof. Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a writing executed by all of the parties. The parties will negotiate in good faith towards the execution of a Definitive Agreement which contains the terms and conditions outlined herein.

8. AUTHORITY

By signing below, BCLX and Rothblut each represent and warrant to each other that they have the requisite authority to enter into this Letter of Intent and the transactions contemplated thereby.

9. GOVERNING LAW

The Binding Provisions will be governed and construed under the laws of the State of New York without regard to conflicts of laws principles.

10. JURISDICTION

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Letter of Intent shall be brought exclusively in the local, state or federal courts located in Nassau County, New York. Each of the parties hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

11. COUNTERPARTS

This Letter may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Letter and all of which when taken together, will be deemed to constitute one and the same agreement. Facsimile signatures shall be acceptable as originals for all purposes hereunder.

12. NO LIABILITY

The paragraphs and provisions of Part One of this letter do not constitute and will not give rise to any legally binding obligation on the part of any of the Parties.

If the foregoing provisions are acceptable to you, please so indicate by signing and dating this Letter of Intent in the space provided below on one or more counterparts to confirm the parties' mutual understandings and agreements as set forth in this letter and return copies to the undersigned.

Very truly yours,

by: ______________________

Patrick Yore, CEO & President

Accepted and Agreed:

IJRCONSULTING, INC.

By: ______________________
Ira, J. Rothblut, CEO

Date: 4/16/13